As filed with the Securities and Exchange Commission on September 29, 2006

Registration No. _______

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIGENE LABORATORIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	110 Little Falls Road Fairfield, New Jersey 07004	22-2328609
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

UNIGENE LABORATORIES, INC.

2006 STOCK-BASED INCENTIVE COMPENSATION PLAN

(Full Title of the Plan)

William J. Steinhauer

Vice President of Finance

Unigene Laboratories, Inc.

110 Little Falls Road

Fairfield, New Jersey 07004

(Name and Address of Agent for Service)

(973) 882-0860

(Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

James J. Marino, Esquire

Dechert LLP

Princeton Pike Corporate Center

P.O. Box 5218

Princeton, New Jersey 08543-5218

(609) 620-3200

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, par value $0.01 per share	3,000,000 shares	$2.45	$7,350,000	(1)(2)	$786.45	(1)

(1)	This registration statement (the “Registration Statement”) covers 3,425,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Registrant, 425,000 shares of which were previously reserved but not currently subject to grant under, or were forfeited, cancelled or expired under, the Unigene Laboratories, Inc. 2000 Stock Option Plan or the Unigene Laboratories, Inc. Directors Stock Option Plan. Those 425,000 shares of Common Stock were previously registered, and the registration fee paid in connection therewith, on a registration statement (Registration No. 333-85524) filed on April 4, 2002.
(2)	The registration fee for the shares of Common Stock to be issued pursuant to options reserved but not yet granted under the Unigene Laboratories, Inc. 2006 Stock-Based Incentive Compensation Plan (the “Plan”) was calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of $2.45 per share, the average high and low prices of Common Stock as reported on the NASDAQ Over The Counter Bulletin Board on September 25, 2006. Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, as originally filed with the Commission by Unigene Laboratories, Inc. (the “Registrant”) are hereby incorporated herein by reference:

(a) The Registrant’s annual report for the fiscal year ended December 31, 2005, filed on Form 10-K on March 16, 2006 and quarterly reports for the fiscal quarters ended March 31, 2006 and June 30, 2006, filed on Form 10-Q on May 10, 2006 and August 9, 2006, respectively.

(b) The Registrant’s current reports, filed on Form 8-K on March 22, 2006, April 6, 2006, May 11, 2006, June 21, 2006, July 28, 2006 and August 10, 2006.

(c) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2005.

(d) The description of the Common Stock of the Registrant contained in the Registrant’s registration statement on Form 8-A, dated August 4, 1987, filed pursuant to Section 12 of the Exchange Act.

(e) All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Dechert LLP has given an opinion, which is filed as an exhibit to this Registration Statement, regarding the validity of the securities registered hereby. Allen Bloom, Of Counsel at Dechert LLP, is a director of the Registrant and as of September 1, 2006 beneficially owned 251,000 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Article VI of the Registrant’s By-laws requires the Registrant to indemnify each of its directors and officers to the extent permitted by the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person, including any officer or director, who was or is a party, or who is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 also provides that a corporation may indemnify any person, including any officer or director, who was or is a party, or who is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court of competent jurisdiction shall determine that such indemnity is proper. To the extent that a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation is required under Delaware law to indemnify that person against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

The Registrant’s Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director. However, a director will be liable for any breach of his duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, any transaction from which the director derived an improper personal benefit, or payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description
5.1	Opinion of Dechert Filed herewith

23.1	Consent of Dechert Included in Exhibit 5.1

23.2	Consent of Grant Thornton LLP Filed herewith

24.1	Power of Attorney Included on signature page

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairfield, State of New Jersey, on this 29th day of September, 2006.

UNIGENE LABORATORIES, INC.

By:	/s/ Warren P. Levy
Warren P. Levy
President

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Warren P. Levy his or her attorney-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on this 29th day of September, 2006.

Signature	Title
/s/ Warren P. Levy Warren P. Levy	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jay Levy Jay Levy	Treasurer, Chairman of the Board and Director

/s/ Ronald S. Levy Ronald S. Levy	Secretary, Executive Vice President and Director

/s/ William J. Steinhauer William J. Steinhauer	Vice President of Finance (Principal Financial Officer and Principal Accounting Officer)

/s/ J. Thomas August J. Thomas August	Director

/s/ Allen Bloom Allen Bloom	Director

/s/ Robert F. Hendrickson Robert F. Hendrickson	Director

/s/ Marvin L. Miller Marvin L. Miller	Director

/s/ Bruce S. Morra Bruce S. Morra	Director

/s/ Peter Slusser Peter Slusser	Director

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Dechert Filed herewith

23.1	Consent of Dechert Included in Exhibit 5.1

23.2	Consent of Grant Thornton LLP Filed herewith

24.1	Power of Attorney Included on signature page